EXHIBIT 15.4

November 6, 2020

To the Board of Directors and Shareholder of
Nevada Power Company
Las Vegas, Nevada

We are aware that our report dated November 6, 2020 on our review of the interim financial information of Nevada Power Company and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, is incorporated by reference in Registration Statement No. 333-234207 on Form S-3.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada